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                                                                    EXHIBIT 10.2

                                 ADDENDUM #3 TO
                      LICENSING AND DISTRIBUTION AGREEMENTS
                            (2004-2005 and 2005-2007)

THIS ADDENDUM #3 TO LICENSING AND DISTRIBUTION AGREEMENTS (this "Addendum") is dated as of November , 2004 ("Effective Date"), by and between ENCORE SOFTWARE, INC., a Minnesota corporation ("Distributor"), and RIVERDEEP INC., A LIMITED LIABILITY COMPANY, a Delaware limited liability company ("Riverdeep"), with respect to the following Recitals.

A. WHEREAS, Distributor and Riverdeep have entered into (i) that certain Licensing and Development Agreement (Manufacturing Rights)(2004-2005), dated as of March 29, 2004 ("Agreement One"), and (ii) that certain Licensing and Development Agreement (Manufacturing Rights)(2005-2007), dated as of March 29, 2004 ("Agreement Two", and together with Agreement One, as amended, the "Agreements"; each initially-capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreements), pursuant to which, among other things, Riverdeep has granted Distributor exclusive rights to replicate, sell, and distribute the Products into the Channel and the Territory, as more particularly described in each of the Agreements.

B. WHEREAS, the parties now desire to enter into this Addendum to amend certain terms and conditions of the Agreements to address Riverdeep's sale of the assets associated with the 3DHA (as defined below) Products to Punch Software LLC ("Punch") and its subsequent removal as a Product under the terms of the Agreements.

NOW, THEREFOR in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 - Certain Definitions. As used herein, the following initially-capitalized terms shall have the meaning ascribed to them below.

1.1 "3DHA" means the 3D Home Architect(R) brand of products previously licensed to Distributor as Products under the Agreements.

1.2 "3DHA Loss Event" means the sale of 3DHA by Riverdeep to Punch which resulted in the loss of Distributor's rights to 3DHA under the Agreements (except with respect to Riverdeep's right to earn out payments from Punch through December 31, 2004 pursuant to Riverdeep's asset sales agreement with Punch, which right has no effect on the rights or obligations of Distributor).

1.3 "Existing Inventory" means Distributor's existing inventory of 3DHA Products (other than Existing Consignment Inventory as defined below) which was to be distributed by Distributor under the terms of the Agreements, whether located in Distributor's warehouse as of the Loss Date or thereafter returned to Distributor from the Channel.

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1.4 "Existing Consignment Inventory" means the Existing inventory that has been made available for sale by Distributor on a consignment basis as of the Loss Date, including any Existing Inventory which has been shipped to Distributor's parent company, Navarre Corporation, on a consignment basis which has not yet been sold into the Channel.

1.5 "Interim Build" means a moderate revision to the packaging of the current version of the 3DHA Products distributed by Distributor under the Agreements as requested by Punch in connection with the subsequent licensing of 3DHA by Distributor from Punch.

1.6 "Loss Date" means October 12, 2004 which was the closing date of the asset purchase agreement by and between Riverdeep and Punch.

1.7 "Riverdeep Version Product" means the version of the 3DHA Products distributed by Distributor under the Agreements prior to the Loss Date.

2. Reduction of the Guaranteed Royalty. Notwithstanding anything to the contrary contained in the Agreements, as a result of the 3DHA Loss Event, each and every monthly installment of the Guaranteed Royalty which becomes due and payable after the Loss Date, in accordance with Section 4.2.2 of the Agreements, shall be reduced by nine percent (9%).

3. Credits for Third Party Payments. From and after the date hereof, Section 4.3 of Agreement Two shall be amended by deleting the existing language in its entirety and inserting the following: "Each quarter during the Term, Distributor shall reimburse Riverdeep for third party license fees paid by Riverdeep under its license agreements for the Products in the amount of up 10 the lesser of (i) $200,000 for each such quartet for the first Sales Year of the Term, and. $250,000 for each such quarter of the second Sales Year of the Term, and (ii) 50% of the aggregate amount of such fees over such quarter, such payment made within 30 days' receipt of Riverdeep's invoice therefore. In no event shall Distributor's obligation under this Section 4.3 exceed (i) $800,000 in the first Sales Year of the Term, and (ii) $1,000,000 in the second Sales Year of the Term. Distributor shall have the right to request reasonable back documentation to verify the license fees paid by Riverdeep."

4. Existing Inventory Destruction. Notwithstanding anything to the contrary set forth in Section 10.2, or any other applicable provision, of the Agreements, and on a date not earlier than November 1, 2004, Distributor shall be entitled to
(i) an immediate credit against amounts otherwise payable to Riverdeep in an amount equal to Distributor's actual out-of-pocket costs related to the destruction of the Existing Inventory which, as a result of the 3DHA Loss Event, can no longer be sold by Distributor, and the actual out-of-pocket cost of goods for such destroyed Existing Inventory, and (iii) accept a return of such inventory, at no cost to Distributor, for the purpose of selling such inventory solely outside of the United States in accordance with the terms and conditions of Riverdeep's agreement with Punch.

5. Existing Consignment Inventory Options. With respect to the Existing Consignment Inventory which Distributor is unable to sell as a result of the 3DHA Loss Event, also on a date no earlier than December 31, 2004 and as mutually agreed between the parties, Riverdeep, at its sole option, shall either
(i) order the destruction of Existing Consignment Inventory and promptly pay

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Distributor for the destruction costs thereof without any further right to collect from Distributor the cost of goods therefor (notwithstanding anything to the contrary set forth in Paragraph 5 of Exhibit B to the Agreements); or (ii) accept a return of such inventory, at no cost to Distributor, for the purpose of selling such inventory solely outside of the United States in accordance with the terms and conditions of Riverdeep's agreement with Punch. In the event that Riverdeep elects to proceed in accordance with the foregoing subparagraph (ii), it all royalties or payments due to Punch of any kind in connection with such sales shall be subject to such agreement between Riverdeep and Punch, and Distributor shall have no obligations whatsoever in connection therewith.

6. Interim Build. Distributor shall be entitled to a credit against amounts otherwise payable to Riverdeep, not to exceed 53,000, for the actual cost of any design expense it incurs as a result of outsourcing the design of the Interim Build.

7. Trademark Rights. Notwithstanding the 3DHA Loss Event and the subsequent removal of 3IYRA from the list of Products licensed to Distributor under the Agreements, Distributor shall retain a limited, non-exclusive, non-transferable license to use the "The Learning Company "Broderbund,' "Edmark," and "Riverdeep" trademarks, as set forth in Section 2.1 of the Agreements, in connection with the Riverdeep Version Product and the Interim Build shipped on or before December 31, 2005.

8. Consent-Required Products. The original Exhibit F referred to in and attached to Agreement One is hereby deleted in its entirety and shall be replaced with the attached Exhibit F which is hereby incorporated into Agreement One by this reference. In addition, the Products associated with those product brands removed from the original Exhibit F specifically Hanitaro and Scbola shall be deemed removed from Exhibit A attached to the Agreements.

9. Distributor's Right to Sublicense. The third sentence of Section 2.1 of the Agreements is hereby amended by deleting the existing language in its entirety and inserting the following therefor: "Except as expressly provided herein, Distributor shall have no right to sublicense or otherwise transfer any of the rights granted under this Agreement without the prior written approval of Riverdeep, which approval shall be granted or withheld in its sole discretion."

10. Third Party Relationship for Canadian Distribution. Notwithstanding anything in the Agreements to the contrary, the parties acknowledge and agree that retail distribution for the Products in Canada is being handled by HiP Interactive, Inc., and or its affiliated entity Softek (together "HIP/Softek"), pursuant to an arrangement with Distributor for the purposes of sales fulfillment, inventory management and other matters related to the sale and distribution of the Products in that geographic region. It is further understood and agreed that Riverdeep shall take commercially reasonable steps to ensure that HIP/Softek provides all reasonably requested information to Distributor in a timely manner and otherwise operates in accordance with standard operations and processes for Distributor.

11 Conflict. In the event of any conflict between the terms of the Agreements and the terms of this Addendum, the terms of this Addendum shall prevail. Otherwise, except as specifically set

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forth in this Addendum, all the terms and conditions of the Agreements arc hereby ratified and affirmed.

12. Entire Agreement. This Addendum is the sole agreement between the parties to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations, or communications, oral or written, of either party relating to the subject matter of this Addendum, This Addendum may be executed in any number of counterparts.

13. No Third Party Beneficiaries. Nothing contained herein shall be deemed or construed as conferring any rights or benefits to or upon any party not a party to this Agreement, including, without limitation, Punch.

IN WITNESS WHEREOF, the parties have caused their authorized signatories to execute this Addendum as of the date set forth above.

ENCORE SOFTWARE, INC., a Minnesota     RIVERDEEP INC A LIMITED LIABILITY
corporation                            COMPANY, a Delaware limited liability
                                       company

By:                                    By: